Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No. 333-141671 and No. 333-176408) on Form S-8 of Central Garden & Pet Company of our report dated June 25, 2021, relating to the statements of net assets available for benefits of Central Garden & Pet Company Investment Growth Plan as of December 31, 2020 and 2019, the related statement of changes in net assets available for benefits for the year ended December 31, 2020, and the related supplemental information as of December 31, 2020, appearing in this Annual Report on Form 11-K of Central Garden & Pet Company Investment Growth Plan for the year ended December 31, 2020.

/s/ MOSS ADAMS LLP

Campbell, California
June 25, 2021